Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference of our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Century Therapeutics, Inc. for the registration of common stock, preferred stock, debt securities, warrants, subscription rights and other units and to the incorporation by reference therein of our report dated March 17, 2022, with respect to the consolidated financial statements of Century Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2021, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

July 1, 2022